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Exhibit 99.1                                         For additional information:
                                                     Jeffrey A. Stoops
                                                     Chief Financial Officer
                                                     (561) 995-7670


                              FOR IMMEDIATE RELEASE
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                    SBA COMMUNICATIONS CORPORATION ANNOUNCES
                        EXERCISE OF OVER-ALLOTMENT OPTION

SBA COMMUNICATIONS CORPORATION; BOCA RATON, FL; MONDAY, JULY 19, 1999
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(NASDAQ: SBAC)
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SBA Communications Corporation ("SBAC") announced that the managing underwriters of its initial public offering, which was declared effective June 16, 1999, have exercised and closed on their right to purchase an additional 1,300,000 shares of SBAC Class A Common Stock pursuant to the over-allotment option granted by the company to the underwriters. The company received all of the net proceeds from the sale of the shares, which were sold at the initial public offering price of $9.00 per share. The managing underwriters for SBAC's initial public offering were Lehman Brothers, Deutsche Banc Alex. Brown, Donaldson, Lufkin & Jenrette and Salomon Smith Barney.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Such offer or sale may only be made through means of a written prospectus.

SBAC is a leading independent owner and operator of wireless communications infrastructure in the United States. SBAC generates revenue from two primary businesses - site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBAC has participated in the development of over 13,000 antenna sites in the United States and it currently owns over 770 towers.




Information Concerning Forward-Looking Statements

Some information in this release is forward looking. These forward looking statements may be affected by the risks and uncertainties in the company's business. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the company's Securities and Exchange Commission filings. The company wishes to caution readers that certain important factors may have affected and could in the future affect the company's actual results and could cause the company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the company. The company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.